Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

FOR IMMEDIATE RELEASE

THURSDAY, AUGUST 23, 2012

Quarterly Comparison Overview:

Note: The current quarter contained thirteen weeks compared to fourteen weeks for the comparable quarter of fiscal 2011*

—	Net sales of $166.7 million for the thirteen-week quarter exceeded net sales of $166.4 million for the fourteen-week fourth quarter of fiscal 2011

—	Sales volume decreased by 12.0%

—	Gross profit increased by 5.0%

—	Net income increased by 75.9%

* When considering year over year comparisons made in this release, it should be noted that the fourth quarter of fiscal 2012 and fiscal year 2012 were thirteen week and fifty-two week periods, respectively, while the fourth quarter of fiscal 2011 and fiscal year 2011 were fourteen week and fifty-three week periods, respectively. Where applicable, we present material changes which result from the additional week in the fiscal 2011 period.

Elgin, IL, August 23, 2012 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for its fiscal 2012 fourth quarter and fiscal year ended June 28, 2012. Net income for the fourth quarter of fiscal 2012 was $3.9 million, or $0.36 per share diluted, compared to net income of $2.2 million, or $0.21 per share diluted, for the fourth quarter of fiscal 2011. Net income for fiscal 2012 was $17.1 million, or $1.58 per share diluted, compared to net income of $2.8 million, or $0.26 per share diluted, for fiscal 2011.

Fiscal 2012 fourth quarter net sales increased to $166.7 million from net sales of $166.4 million for the fourth quarter of fiscal 2011 primarily due to price increases for most major product types resulting from higher acquisition costs for tree nuts and peanuts. The fiscal 2011 fourth quarter, a fourteen-week quarter, included the impact from an additional week of net sales of approximately $12.6 million. Sales volume, which is defined as pounds of all products sold to customers, decreased by 12.0% in the quarterly comparison. The decrease in sales volume occurred in the consumer, commercial ingredients and export distribution channels mainly as a result of a decline in peanut sales, which were negatively affected by the impact of high prices on consumer demand and limited peanut supplies due to a smaller crop. Approximately 62% of the sales volume decrease in the quarterly comparison was attributable to the additional week in the fourth quarter of fiscal 2011.

Fiscal 2012 net sales increased by $26.4 million, or 3.9%, to $700.6 million from $674.2 million for fiscal 2011 primarily as a result of price increases for most major product types. Fiscal 2011, a fifty-three week year, included the impact from an additional week of net sales of approximately $12.6 million. Sales volume decreased by 8.7% in the yearly comparison. The decrease in sales volume occurred in the consumer, commercial ingredients and export distribution channels driven by declines in sales volume for peanuts, pecans, cashews, walnuts and mixed nuts. The decline in volume for these nut products resulted primarily from the impact of high prices on consumer demand. The decline in volume for peanuts and walnuts also was attributable to limited supplies due to smaller peanut and walnut crops. Approximately 21% of the sales volume decrease in the yearly comparison was attributable to the additional week in fiscal 2011.

Gross profit margin for the fourth quarter of fiscal 2012 increased to 16.6% of net sales from 15.9% of net sales for the fourth quarter of fiscal 2011, and gross profit increased by $1.3 million. The increases in gross profit margin and gross profit are primarily due to improved alignment of sales prices with acquisition costs of tree nuts and peanuts.

Gross profit margin for fiscal 2012 increased to 15.3% of net sales from 12.5% of net sales for fiscal 2011, and gross profit increased by $22.9 million. The increases in gross profit margin and gross profit in the fiscal year comparison were also mainly attributable to improved alignment of sales prices with acquisition costs of tree nuts and peanuts.

Total operating expenses for the fourth quarter of fiscal 2012 were 12.0% of net sales compared to 13.2% of net sales for the fourth quarter of fiscal 2011. The decline in total operating expenses, as a percentage of net sales, was mainly attributable to $5.7 million of goodwill impairment recorded in the fourth quarter of fiscal 2011, which was offset in part by a $0.7 million reduction in a litigation accrual. Both items did not recur in the fourth quarter of fiscal 2012. Total operating expenses for the fourth quarter of fiscal 2012 included increases in incentive compensation, advertising and marketing expenses, which were offset in part by a decrease in shipping expense.

Total operating expenses for fiscal 2012 were 10.6% of net sales compared to 11.0% of net sales for fiscal 2011. The decline in total operating expenses, as a percentage of net sales, was mainly attributable to the recording of goodwill impairment of $5.7 million, a $1.7 million increase in the projected earn-out payments related to the acquisition of Orchard Valley Harvest, Inc. and a $2.0 million increase to a litigation accrual, which were offset in part by a $1.1 million settlement benefit, all of which occurred in fiscal 2011. These items did not recur in fiscal 2012. Total operating expenses for fiscal 2012 included increases in incentive compensation, advertising and marketing expenses, which were offset in part by reductions in shipping and broker commission expenses.

Interest expense declined to $1.4 million for the fourth quarter of fiscal 2012 from $1.7 million for the fourth quarter of fiscal 2011. Interest expense declined to $5.4 million for fiscal 2012 from $6.4 million for fiscal 2011. The declines in interest expense in the quarterly and yearly comparisons were primarily attributable to lower average borrowing levels and lower average interest rates on short-term borrowings.

The value of total inventories on hand at the end of the fourth quarter of fiscal 2012 increased by $17.4 million or 13.5% when compared to the value of total inventories on hand at the end of the fourth quarter of fiscal 2011. The increase in total inventory value was attributable to increased quantities of raw pecans and almonds on hand. The weighted average cost per pound of raw nut input stocks on hand at the end of the fourth quarter of fiscal 2012 increased by 3.5% over the weighted average cost at the end of the fourth quarter of fiscal 2011. The increase in the weighted average cost per pound in the quarterly comparison was attributable to increased acquisition costs, especially for peanuts and walnuts. The weighted average cost per pound of finished goods on hand increased by 7.7%, and the pounds of finished goods on hand decreased by 10.8% at year-end fiscal 2012 compared to year-end fiscal 2011.

“For fiscal 2012, we reported record net sales and a substantial improvement in net income over fiscal 2011,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “The improvement in operating results was attributable primarily to the continued efforts we made during the 2012 fiscal year to align our selling prices with acquisition costs for tree nuts and peanuts,” Mr. Sanfilippo explained. “Market prices for most tree nuts and peanuts stabilized in the second half of fiscal 2012 but remained at historically high levels. These high prices have had an unfavorable impact on our sales volume and on sales volume for the entire nut category,” Mr. Sanfilippo noted. “We anticipate that market prices will fall for cashews and peanuts in fiscal 2013, which should allow our customers and us to return to focusing on growing sales volume for these nuts through increased collaborative marketing and merchandising activities. We are also encouraged that, according to the most recently released market data, our company’s Fisher brand has shown a significant market share increase in the baking nut category,” concluded Mr. Sanfilippo.

The Company will host an investor conference call and webcast on Friday, August 24, 2012, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 888-679-8040 from the U.S. or 617-213-4851 internationally and enter the participant passcode of 19269337. This call is being webcast by Thomson/CCBN and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements of Jeffrey T. Sanfilippo in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more significant customers, a decline in sales of private label products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively, and decreases in the value of inventory held for other entities, where the Company is financially responsible for such losses; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to retain key personnel; (ix) the effect of the actions and decisions of the group that has the majority of the voting power with regard to the Company’s outstanding common equity (which may make a takeover or change in control more difficult), including the effect of any agreements pursuant to which such group has pledged a substantial amount of its securities of the Company; (x) the potential negative impact of government regulations, including the Public Health Security and Bioterrorism Preparedness and Response Act and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (xi) the Company’s ability to do business in emerging markets while avoiding significant liabilities and protecting its intellectual property in such markets; (xii) uncertainty in economic conditions, including the potential for economic downturn; (xiii) the Company’s ability to obtain additional capital, if needed; (xiv) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xv) the adverse effect of litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xvi) losses associated with our status as a licensed nut warehouse operator under the United States Warehouse Act; (xvii) the inability to implement our Strategic Plan or realize other efficiency measures; (xvii) technology disruptions or failures; (xviii) the inability to protect the Company’s intellectual property or avoid intellectual property disputes; and (xix) the Company’s ability to successfully integrate and/or identify acquisitions and joint ventures.

-more-

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except earnings per share)

	For the Quarter Ended		For the Year Ended
	(13 Weeks) June 28, 2012	(14 Weeks) June 30, 2011	(52 Weeks) June 28, 2012	(53 Weeks) June 30, 2011
Net sales	$166,706	$166,382	$700,575	$674,212
Cost of sales	138,953	139,954	593,521	590,021

Gross profit	27,753	26,428	107,054	84,191

Operating expenses:
Selling expenses	11,792	11,374	45,085	44,346
Administrative expenses	8,294	4,908	28,996	23,927
Goodwill impairment	—	5,662	—	5,662

Total operating expenses	20,086	21,944	74,081	73,935

Income from operations	7,667	4,484	32,973	10,256

Other (expense):
Interest expense	(1,354)	(1,697)	(5,364)	(6,444)
Rental and miscellaneous expense, net	(374)	(242)	(1,388)	(1,026)

Total other expense, net	(1,728)	(1,939)	(6,752)	(7,470)

Income before income taxes	5,939	2,545	26,221	2,786
Income tax expense (benefit)	2,053	336	9,099	(49)

Net income	$3,886	$2,209	$17,122	$2,835

Basic earnings per common share	$0.36	$0.21	$1.60	$0.27

Diluted earnings per common share	$0.36	$0.21	$1.58	$0.26

Weighted average shares outstanding
— Basic	10,767,058	10,682,106	10,726,004	10,671,780

— Diluted	10,906,087	10,750,021	10,828,512	10,770,359

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands, except per share amounts)

	June 28, 2012	June 30, 2011
ASSETS
CURRENT ASSETS:
Cash	$2,459	$1,321
Accounts receivable, net	49,867	39,031
Inventories	146,384	128,938
Deferred income taxes	4,823	4,882
Prepaid expenses and other current assets	3,284	3,079

	206,817	177,251

PROPERTIES, NET:	146,711	153,692

OTHER ASSETS:
Intangibles, net	10,944	13,917
Other	7,255	6,928

	18,199	20,845

	$371,727	$351,788

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$45,848	$47,985
Current maturities of long-term debt	12,724	10,809
Accounts payable	33,044	28,260
Book overdraft	1,947	1,639
Accrued expenses	26,144	22,404
Income taxes payable	—	817

	119,707	111,914

LONG-TERM LIABILITIES:
Long-term debt	36,206	42,430
Retirement plan	13,335	10,567
Deferred income taxes	460	2,050
Other	1,006	1,120

	51,007	56,167

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26
Common Stock	83	82
Capital in excess of par value	103,876	102,608
Retained earnings	102,559	85,437
Accumulated other comprehensive loss	(4,327)	(3,242)
Treasury stock	(1,204)	(1,204)

	201,013	183,707

	$371,727	$351,788

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